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                               AMENDMENT NO. 1
                                      TO
                           MUELLER INDUSTRIES, INC.
                          DEFERRED COMPENSATION PLAN
                   As Amended and Restated January 1, 1997

     Mueller Industries, Inc., a Delaware corporation (the "Company"), pursuant to the power granted to it by Section 11.2 of the Mueller Industries, Inc., Deferred Compensation Plan (the "Plan"), hereby amends the Plan, as follows, effective as of January 1, 1997:


1.   Section 1.27 is amended in its entirety to read as follows:

"1.27: "Preferred Rate" for a Plan Year shall be 120% of the Crediting Rate for such year if the Crediting Rate elected by the Participant is a rate equal to the "Moody's Corporate Bond Rate" as described in Section 1.14 (a). However, if the Crediting rate elected by the Participant is a benchmark fund as described in Section 1.14 (b), then no preferred rate enhancement shall be applied."

2.   Section 3.6 is amended in its entirety to read as follows:

"3.6: Prior to any distributions of benefits under Articles 4, 5, 6 or 7, earnings shall be credited and compounded monthly to a Participant's Account Balance, as such balance is determined each month in accordance with Section
3.4 above. The rate for crediting shall be the Preferred Rate, except as otherwise expressly provided herein. If the Crediting or Preferred Rate is based on Section 1.14 (a) hereof, such rate shall be determined each month by dividing the applicable Preferred Rate (or, if expressly provide otherwise, the Crediting Rate) by 12. If the Crediting or Preferred Rate is based on Section 1.14 (b) hereof, such rate will be determined each month based on the actual performance of the applicable benchmark fund. The performance of each elected benchmark fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the benchmark funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each benchmark fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the benchmark fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the benchmark fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the first business day of the month in which such amounts are actually deferred from the Participant's Base Annual Salary through reductions in his or her payroll as per Section 3.4, at the closing price on such date; and



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(iii) any distribution made to a Participant that decreases such
Participant's Account Balance ceased being invested in the benchmark fund(s), in the percentages applicable to such calendar quarter, no earlier than three business days prior to the distribution, at the closing price on such date."

     The Company has caused this Amendment to be signed by its duly authorized officer as of the date written below.

                                       MUELLER INDUSTRIES, INC.

                                       By:/S/William H. Hensley


                                       Its: Vice President, General
                                            Counsel and Secretary


                                       Date: January 1, 1997





































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